SETTLEMENT AGREEMENT

THIS AGREEMENT is by and between Protalex, Inc. (“Protalex” or “Employer” or the “Company”) and Marc L. Rose (“Rose”).  Both parties desire to fully resolve all issues arising out of Rose’s employment and separation of employment with Protalex, and intending to be legally bound and in consideration of the mutual promises contained herein, the parties agree as follows:

1.      Employment Status/Severance Payment. Effective April 15, 2009, Rose agrees that he has voluntarily resigned and terminated his employment with Protalex. Notwithstanding the foregoing, Rose shall continue to serve as the Chief Financial Officer for Protalex at the pleasure of the Board of Directors without any further compensation. Commencing April 30, 2009, Protalex agrees to pay Rose  twenty-four (24) equal installments of severance pay totaling Two Hundred Thirty Thousand Dollars ($230,000) (“Severance Payment”) in arrears, less all applicable payroll and other tax withholdings, in accordance with the Company’s standard payroll practices.  The Severance Payment will be made in  twenty-four (24) equal bi-weekly installments of Nine Thousand Five Hundred Eighty-Three Dollars and Thirty Three Cents ($9,583.33) together with a sum equal to the existing premiums paid by the Company for Rose’s  health and dental coverage, less all applicable payroll and other tax withholdings, and shall be paid in the same manner that Rose received his regular salary in accordance with the Company’s standard payroll practices.

2.      Consideration.  Rose acknowledges that the sums and/or benefits in this Agreement are good and valuable consideration to which Rose is not otherwise entitled if he were to voluntarily terminate his employment with the Company.  Rose acknowledges that Rose is owed no additional payments or benefits from Protalex, other than those specifically identified in this agreement, whether such payments are classified as salary, benefits, severance or some other type of compensation.

3.      General Release.  In consideration for the benefits set forth in this Agreement, Rose releases and discharges Protalex, Inc., and its parents, subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities, and all of their employees, supervisors, officers, directors, and agents, officials, insurers, attorneys and any person or entity which can be held jointly and severably liable with any of them, (collectively the “Released Parties”) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Rose may have or claim to have against the Released Parties including, without limitation, claims arising out of or in any way connected to Rose’s employment or separation from employment with Protalex or the other Released Parties.  By this Agreement, Rose knowingly and voluntarily waives any and all claims under any and all laws which provide legal restrictions on Protalex’s or the other Released Parties’ right to terminate Rose’s employment or to affect the terms and conditions of Rose’s employment, including but not limited to claims under any federal, state, or other governmental statute, regulation or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (2) the Americans With Disabilities Act (“ADA”); (3) the Pennsylvania Human Relations Act (“PHRA”); (4) the Age Discrimination in Employment Act (“ADEA”); (5) the Older Workers Benefit Protection Act (“OWBPA”); (6) the Family and Medical Leave Act (“FMLA”); (7) Sections 1981 through 1988 of Title 42 of the United States Code; (8) the Employee Retirement Income Security Act of 1974 (“ERISA”); (9) the Fair Labor Standards Act (“FLSA”); (10) the employment agreement negotiated between Rose and Protalex, including any amendments thereto; and (11) all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes.  Rose also waives any common law claims against the Released Parties, including but not limited to, any claim for personal injury, wrongful or constructive discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, defamation, libel, slander, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional.  Rose hereby waives any claims for attorney’s fees or costs.

4.      Exclusions.  Rose is not waiving any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims.  Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.

5.      Waiver of Administrative Recoveries.  With the exception of unemployment and workers’ compensation claims, Rose waives any right to any individual monetary or economic recovery or equitable relief against the Released Parties in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any federal, state or local agency, person or entity.

6.      Covenants Regarding Work-Related Injuries. Rose covenants that he does not suffer from or have knowledge of any work-related injury or illness suffered during or exacerbated by any employment with Protalex or the other Released Parties and that Rose has an earning capacity that is not limited by any work-related injury or illness.

7.      Cooperation.   Rose has agreed to cooperate with and assist Protalex until (x) he resigns as the Company’s CFO or (y) he otherwise obtains full-time employment or (z) his Severance Payments have been paid in full, whichever occurs first,  to achieve and to participate in the following for Protalex: (1) assist with Securities and Exchange Commission filings; (2) facilitate accounts payable; (3) work with Protalex’s accountants on tax issues and (4) otherwise cooperate with the reasonable requests of Protalex’s CEO to provide information and assistance to Protalex related to the performance of Rose’s former duties.

8.      Non-Compete/Non-Solicitation.  For the two-year period from April 15, 2009, through April 15, 2011, Rose will not directly or indirectly solicit, induce, persuade or entice, or attempt to do so or otherwise cause or permit third parties or entities to do so on Rose’s behalf, any employee or independent contractor of Protalex to terminate his or her employment or contracting relationship with Protalex to become an employee or independent contractor to or for any other person or entity.  In addition to any damages or equitable relief which Protalex may seek from Rose, Rose will forfeit any remaining severance payments due pursuant to Paragraph 1 of this Agreement if Rose enters into either direct or indirect competition with Protalex during the period from April 15, 2009, to April 15, 2011.  Unless waived in writing by the Company’s Chairman or CEO, competition shall mean involvement as an employee or consultant with any company developing a class of biopharmaceutical drugs for treating autoimmune and inflammatory diseases.

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10.   Mutual Covenant Not to Engage in Disparaging or Defamatory Conduct.  Protalex and the released Parties and Rose mutually covenant and agree not to disparage, defame or otherwise engage in conduct, which, in any way, reflects adversely upon Rose, Protalex and/or the Released Parties.

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12.   Non-Admission of Liability.  It is expressly understood that by making this Agreement, Protalex and the other Released Parties do not directly or indirectly or by implication admit any violation of any law, statute, regulation, or ordinance, nor shall this Agreement or any of its terms be admissible in any proceeding against the Released Parties other than for breach of the terms of this Agreement.

13.   Governing Law.  This Agreement shall be performed, interpreted and enforced according to the laws of the Commonwealth of Pennsylvania without regard to any choice of law provisions thereof.

14.   Review Period & Consultation with Legal Counsel Time.  Rose hereby acknowledges that he has been given at least twenty-one (21) days within which to consider this Settlement Agreement and Release and that Rose has been advised through this document that Rose should consult with an attorney prior to executing it.  By signing this Agreement prior to the expiration of the twenty-one (21) day review period, Rose will waive the remaining portion of time in the review period.

15.   Revocation Date and Effective Date.  Rose acknowledges that he may revoke his consent to this Separation Agreement and General Release at any time prior to the close of business on the Seventh (7th) day following the day on which Rose executes this Agreement.  If the Seventh (7th) day falls on a Saturday, Sunday or Legal Holiday in Pennsylvania, then any revocation need not be delivered until the next following day which is not a Saturday, Sunday, or legal holiday (the "Revocation Date").  Any revocation within this period must be submitted, in writing to Scott E. Blissman, Esquire, c/o Reed Smith LLP, 2500 One Liberty Place, 1650 Market Street, Philadelphia, PA 19103.  Any revocation must state that "I hereby revoke my acceptance of our Separation Agreement and General Release."  The revocation must be personally delivered to and timely received by Mr. Blissman, prior to the close of business on the Revocation Date.  Once the revocation is received, Rose acknowledges that he will not receive any benefits under this Agreement, including any payments due under Paragraph 1.  This Separation Agreement and General Release shall not become effective or enforceable until the day following the Revocation Date (hereinafter the "Effective Date").

16.   Entire Agreement.  This Agreement sets forth the terms of the entire agreement between the parties.  No oral statement of any person whatsoever shall in any manner or degree modify or otherwise affect the terms and provisions of this Agreement.  To the extent the terms of this Agreement and any other agreement conflict, the terms of this Agreement shall govern and supersede such other inconsistent terms.

17.   Terms Negotiated.  Rose agrees that this Agreement shall not be construed as drafted solely by Protalex or the other Released Parties.  Rather, this Agreement shall be construed as mutually agreed upon terms which were the product of good faith and arms length negotiations between equal parties.  Rose agrees that this Agreement is not unconscionable, unfair, the product of unfair bargaining power or a contract of adhesion.

18.   Effective Date of Agreement.  The Agreement shall become effective and enforceable immediately upon execution by both parties.

19.   Severability.  This Agreement and each of its parts shall be severable and, if any provision is determined to be void, invalid or unenforceable, the remainder of this Agreement shall be fully enforced without such term(s).

20.   Headings.  Headings in this Agreement are for convenience only and shall have no legal effect.

21.   Full Understanding.  Rose agrees that the terms of this Agreement are clear, are written in language which he understands and that he has a full understanding of the terms and significance of this Agreement.

22.   Counterparts.  This Agreement may be executed in counterparts, by copy and by facsimile, each of which shall be legally enforceable as an original document and together which shall collectively constitute an entire agreement.

On Behalf of Protalex

By:

Name:

Title:

Date:

Marc L. Rose

Date: